Exhibit 10.4

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of July 31, 2022, is made by and between Social Leverage Acquisition Corp I, a Delaware corporation (the “Company”), and Sami Issa (“Executive”).

WHEREAS, concurrently with the execution of this Agreement, the Company, SLAC Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and W3BCLOUD Holdings Inc., a Delaware corporation (“Holdco”), entered into a business combination agreement (the “Business Combination Agreement”), pursuant to which, among other things, (i) Merger Sub will merge with and into Holdco (the “Business Combination”), with Holdco surviving the Business Combination as a wholly-owned subsidiary of the Company and (ii) the Company will change its name to W3BCLOUD, Inc., on the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, the Company and Executive mutually desire to enter into this Agreement setting forth the terms and conditions of Executive’s employment, which will become effective as of, and subject to, the effective time of the Business Combination (the “Effective Time”); and

WHEREAS, if the Business Combination does not occur for any reason, this Agreement shall be null and void ab initio and of no force and effect.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt of which are hereby acknowledged, the parties hereto agree as follows:

1 Term. Executive’s employment with the Company pursuant to the terms and conditions set forth in this Agreement will commence at the Effective Time and will expire immediately upon the Date of Termination (as defined in Section 6(b) hereof) in accordance with the terms and conditions set forth in Section 6 hereof (the “Term”).

2 Title; Services and Duties.

(a) During the Term, Executive will be employed by the Company and serve in the position of Chief Executive Officer of the Company pursuant to the terms of this Agreement. Additionally, the Company will use its best efforts to cause Executive to be nominated for election to the board of directors of the Company (the “Board”) during the Term.

(b) During the Term, Executive will be a full-time employee of the Company and report directly and solely to the Board, and have such duties, responsibilities and authority as normally associated with the role of a Chief Executive Officer at an entity of similar size and nature as the Company, subject to any specific duties consistent with the preceding as may be assigned by the Board. Executive shall devote substantially all of his business time and attention to the performance of his duties to the Company; provided that Executive may: (i) continue to engage in any outside business activities previously disclosed to the Company as of the date of this Agreement, (ii) serve as a director or advisor to for-profit companies, subject to approval by the Board (which shall not be unreasonably withheld), (iii) serve as a director, officer or advisor to industry organizations supporting the Company’s business or other non-profit organizations, (iv) teach at educational institutions and participate in other charitable, civic, educational, professional, community and industry affairs and other related activities and (v) manage his personal and family investments; provided, however, that such activities do not result in a conflict of interest with the Company and do not unreasonably interfere, individually or in the aggregate, in any material respect with the performance of Executive’s duties hereunder.

3 Compensation.

(a) Base Salary. During the Term, the Company will pay Executive a base salary in the amount of $635,000 per annum (the “Base Salary”), payable in such installments as the Company pays other similarly-situated officers of the Company. The Base Salary will be annually reviewed and may be increased (but not decreased) by the Compensation Committee of the Board (the “Compensation Committee”) during the Term.

(b) Annual Performance Bonus. During the Term, Executive will be eligible to receive an annual target bonus of 96% of Base Salary, payable in cash, pursuant to the Company’s annual bonus program as in effect from time to time in respect of each fiscal year during the Term. The bonus payable to Executive will be determined by the Compensation Committee based on, among other things, Executive’s individual performance for such year, the achievement of the applicable performance criteria established by the Compensation Committee for such year, and such other factors deemed to be relevant by the Compensation Committee. Subject to Section 6(d) hereof, Executive must be employed on the date of payment of such bonus, which shall be paid at the same time and subject to such other conditions as annual bonus payments are made to other similarly situated officers of the Company.

(c) Transaction Bonus. In connection with, and subject to, the consummation of the Business Combination, the Company will pay Executive a one-time lump sum cash bonus equal to $2,030,000 (less applicable withholding taxes and other payroll deductions) as soon as practicable (but in any event no later than the first regularly-scheduled payroll date) following the Effective Time.

(d) Equity-Based Awards. During the Term, Executive will be eligible to participate in the Company’s equity-based incentive compensation programs as in effect from time to time, and, at the Board’s sole discretion, receive periodic grants of equity-based awards with a target value equal to 500% of Base Salary, subject to terms and conditions determined by the Board in its sole discretion (including, without limitation, with respect to performance- and time-based vesting criteria), as set forth in the applicable equity incentive plan and Executive’s individual award agreements.

(e) Clawback. Any cash bonuses and equity-based awards shall be subject to any malus/clawback provisions applicable to similarly-situated officers of the Company and as set out in any written Company policy in effect on the date that such bonus was paid or award was granted that has been delivered to Executive.

4 Employee Benefits.

(a) Retirement and Welfare Benefits. During the Term, Executive will be eligible to participate in all benefit plans made available by the Company to similarly-situated officers and employee-directors of the Company from time to time. Such benefits will be subject to the applicable limitations and requirements imposed by the terms of such benefit plans and will be governed in all respects in accordance with the terms of such plans as in effect from time to time. In addition, the Company will provide Executive with coverage under a global health insurance policy during the Term. Nothing in this Section 4(a), however, will require the Company to maintain any benefit plan or provide any type or level of benefits to its current or former employees, including Executive, except as provided in the immediately preceding sentence regarding the provision of global health insurance coverage.

(b) Paid Time Off.  Executive will be entitled to paid time off in accordance with the Company’s paid time off policies as in effect from time to time and applicable to similarly-situated officers of the Company. Executive will take vacation at his and the Company’s reasonable and mutual convenience.

(c) Reimbursement of Business Expenses. The Company will reimburse Executive for any expenses reasonably and necessarily incurred by Executive during the Term in furtherance of Executive’s duties hereunder, including travel, meals and accommodations, subject to Executive’s compliance with the Company’s policies with respect to reimbursement of business expenses and provision of supporting receipts as in effect from time to time.

(d) D&O Insurance; Indemnification. Executive will be covered by such directors’ and officers’ liability insurance on terms and conditions that are no less favorable than the terms that apply to other directors or similarly-situated officers of the Company or any of its affiliates. Executive will also be entitled to indemnification rights, benefits and related expense advances and reimbursements to the same extent as any other director or officer of the Company or any of its affiliates. Such liability insurance will continue to cover, and such indemnification rights, benefits and related expense advances and reimbursements will continue to be provided to, Executive following the termination of Executive’s employment.

5 Reasons for Termination of Employment. Executive’s employment hereunder may be terminated during the Term under the following circumstances:

(a) Death. Executive’s employment hereunder will terminate upon his death.

(b) Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive will have been substantially unable to perform his duties hereunder for a continuous period of 180 days, the Company may terminate Executive’s employment hereunder for “Disability.” During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive will continue to receive his full Base Salary until his employment terminates.

(c) Cause. The Company may terminate Executive’s employment for Cause. For purposes of this Agreement, “Cause” means (i) the commission of an act of criminal fraud or dishonesty by Executive in the course of Executive’s employment pursuant to this Agreement; (ii) conviction of, or entering of a plea of nolo contendere by, Executive for a crime constituting a felony; or (iii) failure to comply with any material policies or procedures of the Company as in effect from time to time (if Executive shall have been delivered a copy of such policies or notice that they have been posted on a Company website prior to such compliance failure) or Executive’s willful failure to perform, or gross negligence in the performance of, his material duties in connection with his position (other than such failure resulting from Executive’s incapacity due to physical or mental illness or subsequent to the issuance of a Notice of Termination (as defined below) by Executive for Good Reason), provided, in the case of this clause (iii), the Company has delivered to Executive written notice that sets forth in reasonable detail the basis of such failure within ninety (90) days after the Company has actual knowledge of such failure and Executive fails to cure (if curable, provided that such failure shall be deemed not to be curable only if a majority of the Board (not counting Executive as a member of the Board for this purpose) determines that such failure is not curable) such breach within thirty (30) days following receipt of such notice (or such longer period as the Board may determine is reasonably required, so long as Executive is diligently pursuing such cure).

(d) Good Reason. Executive may terminate his employment for “Good Reason” within ninety (90) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events that has not been cured within thirty (30) days after written notice thereof has been given by Executive to the Company setting forth in reasonable detail the basis of the event (provided that such notice must be given to the Company within thirty (30) days of Executive becoming aware of such condition): (i) a reduction by the Company in Executive’s Base Salary or annual bonus opportunity under this Agreement; (ii) a diminution in Executive’s position, authority, duties or responsibilities; or (iii) a relocation of Executive’s location of employment by more than thirty (30) miles; or (iv) the Company’s material breach of any material provision of this Agreement.

Executive’s continued employment during the ninety (90) day period referred to above in this paragraph (d) will not constitute consent to, or waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. Notwithstanding the foregoing, the Company’s placement of Executive on a paid leave for up to ninety (90) days, pending the determination of whether there is a basis to terminate Executive for Cause, will not constitute a “Good Reason” event.

(e) Without Cause. The Company may terminate Executive’s employment hereunder without Cause by providing Executive with a Notice of Termination (as defined below). This means that, notwithstanding this Agreement, Executive’s employment with the Company will be “at will.”

(f) Without Good Reason. Executive may terminate Executive’s employment hereunder without Good Reason by providing the Company with a Notice of Termination.

6 Termination of Employment Process and Compensation.

(a) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Term (other than termination pursuant to Section 5(a) hereof) will be communicated by written Notice of Termination to the other party hereto in accordance with Section 10(a) hereof. For purposes of this Agreement, a “Notice of Termination” means a notice which will indicate the specific termination provision in this Agreement relied upon and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated if the termination is based on Sections 5(b), (c) or (d) hereof. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause will not waive any right of Executive or the Company, respectively, under this Agreement or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(b) Date of Termination. For purposes of this Agreement, “Date of Termination” means (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated pursuant to Section 5(b) hereof (Disability), the date set forth in the Notice of Termination; and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination; provided, however, that if such termination is due to a Notice of Termination by Executive without Good Reason, (A) the Date of Termination shall be a date that is not earlier than ninety (90) days following the date on which such Notice of Termination is given and (B) the Company will have the right to accelerate such notice and make the Date of Termination the date of the Notice of Termination or such other date prior to Executive’s intended Date of Termination as the Company deems appropriate, which acceleration will in no event be deemed a termination by the Company without Cause or constitute Good Reason.

(c) Accrued Benefits. In the event of termination for any reason, and effective as of the Date of Termination, Executive, or in the case of termination by death, Executive’s beneficiary, legal representative or estate, will be entitled to receive the following, in each case if applicable as of the Date of Termination: (i) any accrued but unpaid Base Salary and any accrued but unused paid time off, in each case payable as provided in Section 3(a) hereof; (ii) any amounts payable with respect to any equity-based awards held by Executive in accordance with the terms of the applicable individual award agreements; (iii) reimbursement for any expenses incurred by Executive prior to the Date of Termination in accordance with Section 4(c) hereof, payable on the Company’s first regularly scheduled payroll date which occurs at least ten (10) business days after the Date of Termination; and (iv) vested employee benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans described in Sections 4(a) and 4(b) hereof as of the Date of Termination, in each case, payable at the times set forth in the applicable employee benefit plans and in accordance with applicable law.

(d) Termination without Cause or for Good Reason. In the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, Executive will be entitled to the payments and benefits provided in Section 6(c) hereof and, in addition, the Company will, subject to Section 6(g) hereof, provide to Executive (i) continued Base Salary for eighteen (18) months following the Date of Termination, payable in accordance with the Company’s customary payroll practices, provided that the first actual payment shall not be made until the first payroll period following the Release Effective Date (as defined below), which first payment shall consist of all payments that otherwise would have been made to Executive pursuant to this clause between the Date of Termination and the Release Effective Date; (ii) the Pro-Rata Bonus, payable on the same date on which annual bonuses are paid to other similarly situated officers of the Company in respect of such fiscal year; (iii) the Medical Benefits; (iv) the Prior Year Bonus; and (v) vesting of all outstanding unvested equity-based awards on the Date of Termination consistent with the vesting terms applicable to similarly-situated officers and directors of the Company.

(A) The “Pro-Rata Bonus” will be equal to the annual performance bonus earned by Executive in the year of termination based on actual performance, multiplied by the number of days in the year up to and including the Date of Termination and divided by 365.

(B) The “Medical Benefits” require the Company to provide Executive medical insurance coverage substantially identical to the coverage (including the applicable cost of coverage) provided to Executive under Section 4(a) hereof for eighteen (18) months following the Date of Termination. If this agreement to provide benefits continuation raises any compliance issues or impositions of penalties under the Patient Protection and Affordable Care Act or other applicable law, then the parties agree to modify this Agreement so that it complies with the terms of such laws without impairing the economic benefit to Executive.

(C) The “Prior Year Bonus” will be an amount in cash equal to any annual performance bonus payable to Executive in respect of any previously completed fiscal year of the Company in accordance with Section 3(b) hereof but unpaid as of the Date of Termination, payable on the same date on which annual bonuses are paid to other similarly situated officers of the Company in respect of such fiscal year.

(e) Termination without Cause or for Good Reason in Connection with a Change in Control. In the event Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (i) within six (6) months prior to, and is in connection with, a Change in Control (as defined in the Company’s 2022 Omnibus Incentive Plan), and the Change in Control is consummated, or (ii) within twenty-four (24) months following a Change in Control, Executive will be entitled to the payments and benefits provided in Section 6(c) hereof and, in addition, the Company will, subject to Section 6(g) hereof, provide to Executive (A) a lump sum amount equal to one and a half (1.5) times the sum of Executive’s: (x) current Base Salary, and (y) target annual incentive bonus, payable on the first payroll date following the Release Effective Date; (B) the Pro-Rata Bonus, payable on the same date on which annual bonuses are paid to other similarly situated officers of the Company in respect of such fiscal year; (C) the Medical Benefits; (D) the Prior Year Bonus; and (E) accelerated vesting of all Executive’s outstanding unvested equity-based awards on the Date of Termination.

(f) Death or Disability. In the event Executive’s employment is terminated due to death or Disability, Executive, or in the case of his death, Executive’s beneficiary, legal representative or estate, will be entitled to the payments and benefits provided in Section 6(c) hereof and, in addition, the Company will provide to Executive (i) the Pro-Rata Bonus, payable on the same date on which annual bonuses are paid to other similarly situated officers of the Company in respect of such fiscal year and (ii) vesting of all outstanding unvested equity-based awards on the Date of Termination consistent with the vesting terms applicable to similarly-situated officers and directors of the Company.

(g) Condition to Payment. As a condition to the payments and other benefits set forth in this Section 6 (other than payments and benefits provided in Section 6(c) hereof), Executive must execute (and not have revoked) a separation and general release agreement (the “Release”) in substantially the form typically used by the Company in connection with severance pay modified to reflect the terms of this Agreement, and such Release must have become effective in accordance with it terms, within sixty (60) days following the Date of Termination (the effective date of such Release, the “Release Effective Date”).

(h) Removal from all Positions. Upon a termination of Executive’s employment for any reason, unless requested otherwise by the Company, Executive shall be deemed to have resigned from each position (if any) that Executive then holds as an officer or director of the Company or any of its affiliates and, where requested by the Company, Executive shall resign from any such position with immediate effect and without compensation. Notwithstanding the foregoing, this Section 6(h) shall only apply with respect to Executive’s resignation from the Board in the event the Company terminates Executive’s employment for Cause.

(i) Section 280G. In the event that any payments or benefits otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this Section 6(i), would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6(i) will be made in writing by a nationally-recognized accounting firm selected jointly by the Company and Executive (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6(i), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. Any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity-based awards; and (3) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity-based awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity-based awards. If two or more equity-based awards are granted on the same date, each award will be reduced on a pro-rata basis.

7 Restrictive Covenants; Permitted Disclosures.

(a) Executive acknowledges and agrees that Executive shall be bound by the restrictive covenants and other provisions set forth on Exhibit A thereto.

(b) Pursuant to 18 U.S.C. §1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to Executive’s attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Executive (1) files any document containing the trade secret under seal, and (2) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in any agreement Executive has with the Company or any of its affiliates will prohibit or restrict Executive from making a protected disclosure or any other voluntary disclosure of information or documents related to any possible violation of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company or any of its affiliates.

8 Assignment. This Agreement, and all of the terms and conditions hereof, will bind the Company and its successors and assigns and will bind Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement will release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive, and any such attempted assignment or hypothecation will be null and void. The Company may assign any of its rights hereunder, in whole or in part, to any successor or assign in connection with the sale of all or substantially all of the Company’s assets or equity interests or in connection with any merger, acquisition and/or reorganization.

9. Arbitration.

(a) The Company and Executive mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims between them including, without limitation, (i) any dispute, controversy or claim related in any way to Executive’s employment with the Company or any of its affiliates or any termination thereof, (ii) any dispute, controversy or claim of alleged discrimination, harassment or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, handicap or disability) and (iii) any claim arising out of or relating to this Agreement or the breach thereof (collectively, “Disputes”); provided, however, that nothing herein will require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement.

(b) Arbitration of any Disputes shall be conducted in accordance with the provisions set forth under the rules of the American Arbitration Association (AAA), which rules are deemed to be incorporated by reference into this Agreement (the “Rules”). The place of arbitration shall be New York, New York USA with one arbitrator appointed in compliance with the Rules and the language of arbitration shall be English. An award rendered by the arbitrator shall be final, binding and non-appealable on the parties, their successors and assigns. Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed in any court of competent jurisdiction. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, will be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq.

(c) The arbitrator will be empowered to award either party any remedy at law or in equity that the party would otherwise have been entitled to had the matter been litigated in a court of competent jurisdiction, including, but not limited to, attorneys’ fees and other reasonable expenses incurred by such party in connection with the Dispute, general damages, and injunctive relief costs, but, excluding in all cases, special damages and punitive damages; provided that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Each party shall pay its own expenses, including attorneys’ fees, incurred in connection with a Dispute; provided however, the arbitrator shall have the power to award any such expenses, including attorneys’ fees, to the prevailing party in accordance with this Section 9(c).

(d) It is part of the essence of this Agreement that any Disputes hereunder will be resolved expeditiously and as confidentially as possible. Accordingly, the Company and Executive agree that all proceedings in any arbitration will be conducted under seal and kept strictly confidential. In that regard, no party will use, disclose or permit the disclosure of any information, evidence or documents produced by any other party in the arbitration proceedings or about the existence, contents or results of the proceedings except as may be required by any legal process, as required in an action in aid of arbitration or for enforcement of or appeal from an arbitral award or as may be permitted by the arbitrator for the preparation and conduct of the arbitration proceedings. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure will give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests.

10. General.

(a) Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by facsimile or e-mail; or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10(a)):

To the Company:

Social Leverage Acquisition Corp I
8390 W. Via De Ventura, Suite F110-207
Scottsdale, AZ 85258
Attention: Howard Lindzon
Email: Howard@lindzon.com

with a copy to:

W3BCLOUD Holdings Inc.
c/o W3BCLOUD Partners Limited
6th Floor, 2 Grand Canal Square,
Dublin 2, D02 A342
Attention: Legal Department
Email: legal@w3bcloud.com

To Executive:

At the address shown in the Company’s personnel records

(b) Entire Agreement. This Agreement, including Exhibit A hereto, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and, effective as of the Effective Time, supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter, including any consulting agreement previously entered into by the parties.

(c) Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(d) Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by all of the parties hereto. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction).

(f) Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein will survive the termination or expiration of this Agreement.

(g) Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement will be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document will be construed against the drafting party will not be applicable to this Agreement.

(h) Withholding. All compensation payable to Executive pursuant to this Agreement will be subject to any applicable statutory withholding taxes and such other taxes as are required or permitted under applicable law and such other deductions or withholdings as authorized by Executive to be collected with respect to compensation paid to Executive.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(j) Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Section 409A of the Code”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive will not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and the Company and its affiliates during the six (6) month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following Executive’s separation from service (or, if earlier, Executive’s date of death) and the first such payment will include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction. To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred, and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. In addition, notwithstanding anything contained herein to the contrary, if the Change in Control described in Section 6(e) hereof does not satisfy the definition of a “change in control event” pursuant to Section 409A of the Code, then to the extent necessary to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the applicable portion of the payment referred to in subclause (A) of Section 6(e) hereof shall be paid ratably over the same time period and in the same manner that payments under subclause (i) of Section 6(d) hereof would have been made. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

11. Executive Representation and Acceptance. By signing this Agreement, Executive hereby represents that Executive is not currently under any contractual obligation to work for another employer and that Executive is not restricted by any agreement or arrangement from entering into this Agreement and performing Executive’s duties hereunder.

12. Termination. If the Effective Time does not occur or the Business Combination Agreement is terminated prior to the Effective Time, this Agreement shall terminate ab initio and have no further force and effect.

[Remainder of page is left blank intentionally]

IN WITNESS WHEREOF, and intending to be legally bound thereby, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

SOCIAL LEVERAGE ACQUISITION CORP I

By:	/s/ Doug Horlick
Name:	Doug Horlick
Title:	President and Chief Operating Officer

EXECUTIVE

/s/ Sami Issa
Sami Issa

[Signature Page to Employment Agreement]

Exhibit A

1.	CONFIDENTIAL INFORMATION.

(a) Nondisclosure. During the period of Executive’s employment and thereafter, Executive agrees to hold in trust and confidence all Confidential Information (as defined below) and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as may be necessary in the course of its business relationship with the Company. For purposes of this Agreement, “Confidential Information” is information relating to the Company’s and its affiliates’ operations, finances and business that derives value from not being generally known to other persons. By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning technical or non-technical data, products, devices, services, drawing, formulas, patterns, designs, inventions (whether or not patentable or registrable under copyright or similar laws and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements, compilations (including compilations of Customer (as defined below) information), programs (including service programs), methods (including methods for bidding, pricing, selling, and providing services), processes (including processes for bidding, pricing, selling, and providing services), financial data (including general financial, marketing, and sales data), or lists of actual or potential customers (“Customers”) or suppliers (including identifying information about those Customers or suppliers and their requirements), whether or not reduced to writing. Confidential Information subject to these covenants may include information that is not a trade secret under applicable law, but information not constituting a trade secret only shall be treated as Confidential Information under these covenants for a five (5) year period after termination of Executive’s employment.

(b) Exclusion to Confidential Information. The following kinds of information will not be considered to be Confidential Information in any event: (1) information that at the time of disclosure or thereafter is generally available to or known by the public (other than as a result of its disclosure by Executive or his representatives in breach of this Agreement); (2) information that was available or known to Executive prior to disclosure by the Company or its affiliates, which prior knowledge can be documented; (3) information made available to Executive from a third party who was not prohibited from disclosing it; and (4) information that Executive held or developed independently from the Company and its affiliates prior to Executive’s employment with the Company.

(c) Return of Materials. After termination of Executive’s employment for any reason, or at any time at the Company’s request, Executive will deliver promptly to the Company all materials, documents, plans, records, notes or other papers and any copies in its possession or control relating in any way to the services provided by the Company and its affiliates or their businesses, which at all times shall be the property of the Company and its affiliates.

2.	NON-COMPETITION.

During the period of Executive’s employment and for eighteen (18) months following the termination of Executive’s employment for any reason, Executive will not, except on behalf of the Company, directly or indirectly, either as a principal, agent, management or executive-level employee, employer, consultant, partner, shareholder of a closely held corporation, limited liability company or other entity or shareholder in excess of two percent (2%) of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in a Competing Business in any country where the Company is doing business. For purposes of this Agreement, “Competing Business” means any business that provides any product or service that competes with any product or service the Company provides in at the time Executive’s employment terminated.

3.	NON-SOLICITATION; NON-DISPARAGEMENT.

(a) Non-Solicitation of Customers. During the period of Executive’s employment and for eighteen (18) months after the termination of Executive’s employment for any reason, Executive will not, except on behalf of the Company, solicit any Customers for the purpose of (i) providing or offering the same or similar services or products offered by the Company or (ii) inducing such Customers to terminate or limit their business relationships with the Company. For purposes of this Agreement, “Customers” means any person or entity who, during the then-immediately preceding twelve (12) months, (a) was a customer of the Company or any of its affiliates, or was engaged in any discussions or negotiations to buy any goods or services from the Company or any of its affiliates, or (b) was a person or entity with whom Executive had material contact or had access to such person’s or entity’s Confidential Information in each case while employed by the Company.

(b) Non-Solicitation of Employees and Independent Contractors. During the period of Executive’s employment and for eighteen (18) months after the termination of Executive’s employment for any reason, Executive will not hire, or solicit, or attempt to solicit, for employment (or for an independent contractor relationship) with another employer or other person, anyone who is or was, anytime during the one (1) year period preceding the termination of Executive’s employment, an employee or independent contractor of the Company; provided, however, that this Section 3(b) of Exhibit A shall not apply with respect to Wael Aburida.

(c) Non-Disparagement. The Company will not, and the Company will use best reasonable efforts to cause the Company’s executives and directors not to, disparage or make negative statements (or induce or encourage others to disparage or make negative statements) about Executive and Executive agrees not to disparage or make negative statements (or induce or encourage others to disparage or make negative statements) about the Company its executives and directors. This Section shall not apply in any legal proceedings between the parties or to the extent otherwise required by law.

4.	INTELLECTUAL PROPERTY.

(a) Ownership. Unless otherwise agreed in writing executed by both parties hereto, any inventions, discoveries, drawings, computer software, algorithms, improvements and devices, including intellectual property rights such as patents and copyrights (collectively, “Work Product”), created during the course of Executive’s employment with the Company shall belong to the Company. Except as expressly authorized by the Company, Executive shall not have authority to apply for ownership or registration of any Work Product, nor shall Executive be authorized to use the intellectual property of the Company or its affiliates either (i) during the Term, for purposes other than the performance of Executive’s duties under this Agreement or (ii) after the termination of Executive’s employment for any reason, for any purpose.

(b) Assignment. Executive agrees to promptly disclose, and hereby transfers and assigns to the Company, all right, title and interest to all designs, techniques, methods, processes, formulae, developments, improvements, inventions, discoveries and other work product made or conceived or reduced to practice by or for Executive, solely or jointly with others, in the course of Executive’s employment with the Company or with the use of materials or facilities of the Company and its affiliates or which relate to the businesses of the Company and its affiliates or their actual or demonstrably anticipated research or development. When requested by the Company, Executive will make available to the Company all notes, drawings, data and other information relating to Work Product. Executive will promptly sign any documents (including U.S. and foreign patent assignments) requested by the Company related to the above assignment of rights and inventions and will cooperate with the Company and its affiliates at the Company’s request and expense in preparation, prosecution, procurement and maintenance of trademark, copyright and/or patent applications and trademarks, copyrights and/or patents of the United States of America and foreign countries for such Work Product. To the maximum extent that such doctrine is applicable, Executive’s Work Product will be deemed “work made for hire.” Executive’s obligations under this Section shall survive termination of this Agreement. This Agreement does not apply to inventions that the Company is prohibited by law from requiring Executive to assign or to inventions which were made prior to the date of Executive’s employment with the Company.

(c) Power of Attorney. If the Company is unable for any reason, after all commercially reasonable attempts are made, to secure Executive’s signature to register or apply for or to pursue any registration or application for any United States or foreign intellectual property right covering items assigned to the Company in Section 4(b) of this Exhibit A, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute and file any such applications, registrations or related documents and to do all other lawfully permitted acts to further the prosecution and issuance of any such applications, letters patent or registrations thereon with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Executive now or may hereafter have for infringement of any intellectual property rights resulting from or related to any such applications or registrations assigned hereunder to the Company.

(d) No Further Consideration. Executive agrees and understands that compliance with the covenants and agreements contained in this Section is not conditioned upon the payment of any additional or special consideration other than the compensation and benefits due under this Agreement.

5.	ABSENCE OF CONFLICTS.

Executive represents and warrants that Executive is not under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Executive represents and warrants that Executive’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Executive in confidence or in trust prior to commencement of this Agreement. Executive warrants that Executive has the right to disclose and/or use all ideas, processes, techniques and other information, if any, which Executive has gained from third parties, and which Executive discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Executive agrees that Executive shall not bundle with or incorporate into any deliveries provided to the Company herewith any third-party products, ideas, processes, or other techniques, without the express, written prior approval of the Company. Executive represents and warrants that Executive has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Executive’s obligations under this Agreement. Executive will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of Executive’s duties under this Agreement.

6.	ACKNOWLEDGEMENTS.

Relief. Each party acknowledges that compliance with the restrictive covenants contained in this Exhibit A is necessary to protect the business and goodwill of the other party, and that a breach of any such covenant will result in irreparable and continuing damage to the party for which money damages may not provide adequate relief. Consequently, each party agrees that, in the event that the other party breaches or threatens to breach the restrictive covenants contained in this Exhibit A, the non-breaching party shall be entitled to both a preliminary and permanent injunction to prevent the continuation of harm; provided that any other relief shall be pursued through arbitration pursuant to Section 9 of this Agreement. Nothing in these covenants shall be construed to prohibit a party from also pursuing any other remedy, the parties having agreed that all remedies are cumulative.

16